Exhibit 99.1

Peter Abram, Senior Vice President and CFO

Peter.Abram@faro.com, 407-333-9911

FARO Reports First Quarter 2014 Sales Growth of 12%

LAKE MARY, FL, April 29, 2014 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the first quarter ended March 29, 2014. Sales in the first quarter of 2014 increased 12.2% to $73.4 million, from $65.4 million in the first quarter of 2013. The Company reported net income increased to $5.0 million, or $0.29 per share, in the first quarter of 2014, from $4.6 million, or $0.27 per share, in the comparable period in 2013.

New order bookings for the first quarter of 2014 increased 9.8% to $70.9 million, from $64.6 million in the first quarter of 2013.

First quarter gross margin at 54.6%, was lower than 56.3% in the first quarter of 2013. This was primarily driven by a write-down of laser scanner demonstration and service loaner inventory that became obsolete through the highly successful release of the Focus3D and X330/X130 laser scanners. Partially offsetting this charge was favorable pricing and related gross margin arising from the Tracker and the new Laser Scanner product lines.

The Company’s operating margin for the first quarter was 9.5%, compared with 8.7% in the first quarter of 2013. Operating margin was favorably impacted by top line sales growth, solid cost management, and timing of planned R&D expenditures.

“The first quarter was a strong start to the new fiscal year, as our results were in-line with our internal expectations,” stated Jay Freeland, FARO’s President & CEO. “Customer demand in all three regions was solid, driving double-digit sales growth in the Americas and Asia and an improving European market where our orders achieved double-digit growth. While we continue to exercise prudent cost control across all departments, in 2014 we are accelerating our investments in R&D, creating new products for our early stage markets such as Architecture, Engineering and Construction and Forensics as well as our primary markets such as Aerospace, Automotive, and Heavy Industrial. We remain diligent in developing new ways to disrupt and transform the marketplace.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “continue,” “are,” “remain,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea and Japan.

More information is available at http://www.faro.com.

Financial tables to follow:

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 29, 2014	March 30, 2013
SALES
Product	$59,822	$52,482
Service	13,552	12,888

Total sales	73,374	65,370

COST OF SALES
Product	25,153	21,339
Service	8,138	7,206

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	33,291	28,545

GROSS PROFIT	40,083	36,825

OPERATING EXPENSES:
Selling	17,433	16,650
General and administrative	8,413	7,515
Depreciation and amortization	1,847	1,833
Research and development	5,430	5,125

Total operating expenses	33,123	31,123

INCOME FROM OPERATIONS	6,960	5,702

OTHER (INCOME) EXPENSE
Interest income	(17)	(16)
Other expense, net	160	115
Interest expense	—	1

INCOME BEFORE INCOME TAX EXPENSE	6,817	5,602

INCOME TAX EXPENSE	1,841	1,028

NET INCOME	$4,976	$4,574

NET INCOME PER SHARE - BASIC	$0.29	$0.27

NET INCOME PER SHARE - DILUTED	$0.29	$0.27

Weighted average shares - Basic	17,205,892	17,009,773

Weighted average shares - Diluted	17,364,373	17,176,876

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 29, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$122,716	$124,630
Short-term investments	64,994	64,994
Accounts receivable, net	64,739	66,309
Inventories, net	50,238	48,940
Deferred income taxes, net	5,082	4,601
Prepaid expenses and other current assets	15,183	14,645

Total current assets	322,952	324,119

Property and equipment:
Machinery and equipment	38,079	36,924
Furniture and fixtures	7,072	6,888
Leasehold improvements	12,307	11,765

Property and equipment at cost	57,458	55,577
Less: accumulated depreciation and amortization	(40,516)	(39,126)

Property and equipment, net	16,942	16,451

Goodwill	19,336	19,358
Intangible assets, net	8,273	8,112
Service inventory	20,345	19,033
Deferred income taxes, net	4,415	4,423

Total assets	$392,263	$391,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,381	$14,881
Accrued liabilities	18,533	20,133
Income taxes payable	31	1,690
Current portion of unearned service revenues	22,404	21,331
Customer deposits	2,289	2,910
Current portion of obligations under capital leases	6	8

Total current liabilities	53,644	60,953
Unearned service revenues - less current portion	13,608	13,414
Deferred income tax liability, net	1,233	1,171
Obligations under capital leases - less current portion	8	8

Total liabilities	68,493	75,546

Commitments and contingencies
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,913,793 and 17,868,372 issued; 17,233,558 and 17,188,137 outstanding, respectively	18	18
Additional paid-in capital	194,797	191,874
Retained earnings	130,845	125,867
Accumulated other comprehensive income	7,185	7,266
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total shareholders’ equity	323,770	315,950

Total liabilities and shareholders’ equity	$392,263	$391,496

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(in thousands)	March 29, 2014	March 30, 2013
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$4,976	$4,574
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,847	1,833
Compensation for stock options and restricted stock units	1,246	1,018
(Net recovery of) provision for bad debts	(120)	274
Deferred income tax (benefit) expense	(410)	1,162
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	1,869	7,541
Inventories, net	(2,541)	(1,299)
Prepaid expenses and other current assets	(539)	(2,069)
Income tax benefit from exercise of stock options	(58)	(808)
(Decrease) increase in:
Accounts payable and accrued liabilities	(6,103)	(676)
Income taxes payable	(1,619)	(1,658)
Customer deposits	(645)	5
Unearned service revenues	1,274	376

Net cash (used in) provided by operating activities	(823)	10,273

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,124)	(256)
Payments for intangible assets	(419)	(494)

Net cash used in investing activities	(2,543)	(750)

FINANCING ACTIVITIES:
Payments on capital leases	(50)	(63)
Income tax benefit from exercise of stock options	58	808
Proceeds from issuance of stock, net	1,619	3,049

Net cash provided by financing activities	1,627	3,794

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(175)	(1,952)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,914)	11,365

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	124,630	93,233

CASH AND CASH EQUIVALENTS, END OF PERIOD	$122,716	$104,598

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended
(in thousands)	March 29, 2014	March 30, 2013

Net income	$4,976	$4,574
Currency translation adjustments, net of tax	(81)	(3,429)

Comprehensive income	$4,895	$1,145